Exhibit 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Settlement and Final Results of its Exchange Offer

INCLINE VILLAGE, NV, January 5, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the settlement and final results of its offer to exchange up to $180,000,000 in aggregate principal amount of outstanding 2.875% Convertible Senior Notes due 2015 (Old Notes), for a like principal amount of new 2.875% Series 2012 Convertible Senior Notes due 2015 (New Notes), and a cash payment. The exchange offer expired on January 3, 2012, at 5:00 p.m., New York City time.

Based on the final count by The Bank of New York Mellon Trust Company, N.A., the tender and paying agent for the exchange offer, a total of $168,972,000 aggregate principal amount of Old Notes, representing approximately 93.9% of the outstanding principal amount of the Old Notes, were properly tendered for exchange and not withdrawn.

In accordance with the terms and conditions of the exchange offer, PDL has accepted for exchange $168,972,000 principal amount of Old Notes and, in exchange, issued a like principal amount of New Notes and aggregate note exchange payments of $844,860.

PDL made the exchange offer in order to reduce the potential dilution to its stockholders that would result upon conversion of the Old Notes to the Company’s common stock. As a result of the completed exchange, the Company has removed approximately 26.3 million shares of potential dilution. PDL’s President and CEO, John McLaughlin, commented that “The transaction was an effective solution to protect our stockholders from the potential dilution associated with an inexpensive form of debt.”

The information agent for the exchange offer is Georgeson Inc. Holders of Old Notes who have questions may call the information agent at (866) 541-3547. Banks and brokers may call (212) 440-9800.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Exchange Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell the Old Notes.

Forward-looking Statements

This press release contains “forward-looking statements.” (The safe harbor under the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with this exchange offer). Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.